EXHIBIT  23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cogent Communications Holdings, Inc. 2004 Incentive Award Plan (as amended) of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedule of Cogent Communications Group, Inc., and the effectiveness of internal control over financial reporting of Cogent Communications Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA
June 5, 2014